AXM Pharma, Inc. Receives Notice of Termination from Sunkist Growers, Inc.

February 23, 2006

City of Industry -- AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has received a notice of termination in reference to the Trademark License Agreement entered into among Sunkist Growers, Inc. (“Sunkist”), the Company, and Shenyang Tianwei Werke Pharmaceuticals, Ltd., dated January 21, 2004, as amended (the “Agreement”).

The Agreement granted the Company exclusive rights to manufacture market and sell certain vitamin and vitamin supplements (excluding vitamin-fortified confections) in The Peoples Republic of China under the Sunkist brand name and trademark.  Under the terms of the Agreement, the Company was required to achieve certain sales targets each year, for each category of product licensed under the Agreement.

Sunkist terminated the Agreement as a result of the Company’s breach of certain financial and contractual obligations, including the non-payment of royalties and the Company’s failure to achieve certain sales targets under the Agreement.

There were no sales made under the Agreement in 2005, because the Company did not obtain approval to receive an import license from The Peoples Republic of China.  Under the Agreement, products that have been delivered to distributors may still continue to be sold.  The Company has indicated that the amount claimed by Sunkist for the minimum royalty payment has already been accrued as a liability.  The Company is currently exploring various alternatives to enhance its liquidity in order to meet the payment of royalties under the Agreement and other pending obligations.

A separate license agreement with Sunkist relating to rights to sell certain products in Hong Kong, Macau, and Taiwan expired on its stated termination date, December 31, 2005.

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to the Company, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the Company’s extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300